UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2023

AdaptHealth Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38399	82-3677704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West Germantown Pike, Suite 250 Plymouth Meeting, PA	19462
(Address of principal executive offices)	(Zip Code)

(610) 424-4515
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AHCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02(b) and (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2023, AdaptHealth Corp. (the “Company”) and Stephen P. Griggs, Chief Executive Officer of the Company, mutually agreed that Mr. Griggs will resign as Chief Executive Officer of the Company, effective as of 11:59 p.m. E.D.T. on June 30, 2023 (or the date of his death or “disability” if earlier) (the effective date of his resignation being, the “Separation Date”). It is further agreed that Mr. Griggs will not stand for reelection as a member of the Company’s Board of Directors (the “Board”) at the Company’s annual meeting currently scheduled for June 21, 2023.

In connection with Mr. Griggs’ resignation, the Company entered into a transition letter agreement with Mr. Griggs, dated May 8, 2023 (the “Transition Agreement”), pursuant to which Mr. Griggs will continue to serve as the Chief Executive Officer of the Company until the Separation Date or until such earlier time that a new chief executive officer is appointed. If a new chief executive officer is appointed prior to the Separation Date, Mr. Griggs will serve as an advisor through the Separation Date and his primary responsibility will be to assist in the smooth transition of his duties, responsibilities and business relationships to the new chief executive officer.

Subject to Mr. Griggs’ continuous employment with the Company through, and provided that “cause” does not exist as of, the Separation Date, Mr. Griggs is eligible to receive the following separation benefits pursuant to the Transition Agreement: (i) the contractual severance benefits that Mr. Griggs would have been entitled to receive pursuant to his existing employment agreement (the “Employment Agreement”) in connection with a resignation by Mr. Griggs for “good reason,” (ii) a pro rata percentage of the portion of the annual bonus for the 2023 fiscal year that is based on individual performance, as assessed through the Separation Date, payable on or prior to August 15, 2023, (iii) a pro rata percentage of the portion of the annual bonus for the 2023 fiscal year that is based on the level of achievement of the Company’s adjusted EBITDA and free cash flow goals for the 2023 fiscal year, payable at the same time as annual bonuses are paid to senior executives of the Company, (iv) full vesting of any outstanding equity awards subject exclusively to time-based vesting criteria, and (v) continued eligibility to vest in any outstanding equity awards subject to performance-based vesting criteria without regard to any continued employment or service conditions. Mr. Griggs’ receipt of the foregoing separation benefits is further subject to his satisfaction of the terms and conditions of his receipt of the severance benefits under the Employment Agreement, including, without limitation, his timely execution and non-revocation of a release of claims and continued compliance with his restrictive covenants.

The foregoing description of the Transition Agreement is qualified in its entirety by reference to the complete text of the Transition Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Company’s Board is working with a leading executive search firm to identify a new chief executive officer and is considering several qualified candidates. Richard Barasch, Chairman of the Board, is expected to serve as interim chief executive officer if a successor to Mr. Griggs is not appointed by the time of his departure.

Item 7.01. Regulation FD Disclosure

On May 9, 2023, the Company issued a press release announcing the events described in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Transition Letter Agreement, between AdaptHealth Corp. and Stephen P. Griggs, dated May 8, 2023.

99.1	Press Release dated May 9, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 9, 2023

AdaptHealth Corp.

By:	/s/ Jason Clemens
Name: Jason Clemens
Title: Chief Financial Officer